Exhibit 99.2

Piedmont Recommends Rejection of Mini-Tender Offer by MacKenzie Patterson Fuller, LP

Atlanta - March 2, 2010 - Piedmont Office Realty Trust, Inc. (“Piedmont”) has been notified of an unsolicited “mini-tender offer” by MacKenzie Patterson Fuller, LP (“MPF”) to purchase up to 500,000 shares of the Class A, Class B-1, Class B-2 and Class B-3 common stock of Piedmont at a price of $10 per share. MPF states the $10 per share offer price will be reduced by the amount of any dividends declared or made with respect to the shares between February 8, 2010 and March 23, 2010 or such other date to which the offer is extended. Piedmont is not in any way affiliated with MPF, and believes this offer is not in the best interests of its stockholders. The Board of Directors of Piedmont has carefully evaluated the terms of MPF’s offer and unanimously recommends that stockholders reject MPF’s offer and not tender their shares.

The Securities and Exchange Commission (“SEC”) has issued “Investor Tips” on mini-tender offers, which are available at www.sec.gov/investor/pubs/minitend.htm. Piedmont also encourages financial advisors and broker dealers as well as other market participants to review the SEC’s and the New York Stock Exchange’s (“NYSE’s”) recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27, issued by the NYSE on Sept. 28, 2001, which can be found under the “Regulation — NYSE — Rules & Interpretations — Information Memos” tab at www.nyse.com.

Piedmont has filed with the SEC a Schedule 14D-9 providing a detailed response to MPF’s offer. Piedmont encourages stockholders to read the Schedule 14D-9 before making a decision regarding the offer. Stockholders may review and obtain copies of the Schedule 14D-9 and all amendments thereto free of charge at the SEC’s website at http://www.sec.gov and at Piedmont’s website at http://investor.piedmontreit.com.

Some of the reasons why Piedmont believes the offer is not in the best interests of its stockholders are as follows:

•

Piedmont believes that, based in part on the $17.00 per share closing price of Piedmont’s Class A common stock on the NYSE on March 1, 2010, the value of each share of Piedmont’s common stock is significantly in excess of the $10 per share offer price;

•

Piedmont believes that, given the timing of the offer and the offer price, the offer represents an opportunistic attempt to purchase at a price that is significantly less than Piedmont’s current stock price and, as a result, deprive its stockholders who tender shares in the offer of the potential opportunity to realize the full long-term value of their investment in Piedmont;

•

Piedmont believes that the offer may be confusing to stockholders because the offer price of $10 per share may appear to stockholders to be an offer at their initial per share investment in Piedmont of $10 per share when in fact the offer price is far lower than the initial investment price on a post-recapitalization basis; and

•

the fact that MPF will reduce the offer price by ordinary dividends paid by Piedmont and stockholders who tender shares in the offer will not receive the first quarter 2010 dividend declared by the Board of Directors.

On February 10, 2010, Piedmont’s Class A common stock began trading on the NYSE. Subject to the provisions of Piedmont’s charter, shares of Piedmont’s Class B-1, B-2 and B-3 common stock will convert automatically into shares of Piedmont’s Class A common stock on a one-for-one basis on August 9, 2010, November 7, 2010 and January 30, 2011, respectively. Piedmont expects that, upon conversion, the shares will become tradable on the NYSE.

Stockholders with questions about this tender offer or other matters should contact an investor services representative at 800-557-4830 or via e-mail at investor.services@PiedmontReit.com.

Disclosures

This press release may contain forward-looking statements about Piedmont. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this press release should be aware that there are various factors, many of which are beyond the control of Piedmont, that could cause actual results to differ materially from any forward-looking statements made in this press release, which include changes in general economic conditions, changes in real estate conditions, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Piedmont does not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Piedmont urges you to read carefully Item 8 of the Schedule 14D-9 filed with the SEC for a discussion of additional risks that could cause actual results to differ from any forward-looking statements made in this correspondence.